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                                  Exhibit 11.1

              Statement Regarding Computation of Per Share Earnings

                        Millennium Pharmaceuticals, Inc.

                                                        THREE MONTHS ENDED
                                                            MARCH 31,

                                                        1996           1995
                                                    -----------    -----------

Average common stock outstanding                      3,174,250      3,161,814
Assumed conversion of Convertible Preferred Stock    12,109,721     12,109,721
Common stock equivalents                              3,883,235      3,879,160
                                                    -----------    -----------

     Total                                           19,167,206     19,150,695
                                                    ===========    ===========

Net loss                                            $  (142,139)   $(2,300,524)
                                                    ===========    ===========


Net loss per share                                  $     (0.01)   $     (0.12)
                                                    ===========    ===========